Exhibit 99.1

PNA Group, Inc. Acquires Precision Flamecutting & Steel, L.P.

ATLANTA-(BUSINESS WIRE) – December 27, 2007: PNA Group, Inc. (“PNAG”) announced today that it acquired Precision Flamecutting & Steel, L.P., a Texas limited partnership (“Precision”) based in Houston, Texas.

Maurice “Sandy” Nelson, PNAG’s President & Chief Executive Officer stated, “We are very excited about the acquisition of Precision and this very well-run company will complement our existing operations in the Houston market. We welcome all of the management and employees of Precision to the PNA Group”.

“This is another great addition to the PNA Group that perfectly fits our acquisition strategy of finding extremely well-run metals service center operations that focus on delivering excellent customer service,” said Jacob Kotzubei, a Partner at Platinum Equity, the owner of PNAG.

Edwin Jennings, the prior owner of Precision, said “It was a pleasure working with the Platinum Equity team and I am delighted to see Precision become part of the PNA Group organization where I am confident it will continue to grow and prosper.”

Precision is engaged in the processing and distribution of carbon, alloy, and HSLA steel plate, including plasma-cutting, flame-cutting, and beveling services, as well as machining, rolling, forming, heat-treating, coating, and general machining and fabrication services.

PNAG is a leading national steel service center group that distributes steel products and provides value-added processing services to our customers, which are largely comprised of fabricators and original equipment manufacturers, across a diversified group of industries including non-residential construction, machinery and equipment, manufacturing, oil and gas, telecommunications and utilities markets. PNAG distributes a variety of steel products, including a full line of structural and long products, plate, flat rolled coil, tubulars and sheet, as well as performs a variety of value-added processing services for our customers.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, PNA Group Inc.’s future performance and liquidity, the steel service center industry, and PNA Group Inc.’s beliefs and management’s assumptions. Additional factors that could cause actual results to differ materially are discussed in PNA Group Inc.’s filings with the Securities and Exchange Commission, including without limitation its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. PNA Group, Inc. does not undertake a duty to update any forward-looking statements in this press release.

Contact:

PNA Group, Inc.

William S. Johnson

Senior Vice President of Finance

(770) 641-6460